Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 21, 2003, relating to the financial statements and financial highlights which appear in the September 30, 2003 Annual Report to Shareholders of Mellon Institutional Funds Master
Portfolio: The Boston Company International Small Cap Portfolio, The Boston Company International Core Equity Portfolio, The Boston Company Small Cap Value Portfolio, The Boston Company Large Cap Core Portfolio and The Boston Company Small Cap Growth Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants", "Experts and Financial Statements" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 27, 2004